Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Katharine W. Kenny
Vice President, Investor Relations
(804) 788-1824

MASSEY ENERGY REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER 2006

AND ANNOUNCES $50 MILLION STOCK REPURCHASE

Richmond, Virginia, April 27, 2006 - Massey Energy Company (NYSE:MEE) today reported that produced coal revenues for its first quarter ended March 31, 2006 increased by 6% to $475.7 million from $447.9 million in the first quarter of 2005. “The first quarter concluded much as we projected in late February,” said Don L. Blankenship, Massey Chairman and CEO. “Given the temporary change in market valuation and our decision to delay some capital expenditures beyond 2006, our Board of Directors authorized the commencement of a $50 million open market share repurchase using cash on hand.”

The Company reported net income of $5.6 million in the first quarter of 2006, or $0.07 per basic and diluted share, compared to $50.6 million, or $0.67 per basic share ($0.59 per diluted share) in the comparable quarter in 2005. EBITDA totaled $81.0 million in the first quarter of 2006 compared to $130.2 million in 2005’s first quarter.

Included in the 2006 first quarter results was an after-tax, non-cash charge of approximately $639,000, or $0.01 per share, to record the cumulative effect of an accounting change, the adoption of Financial Accounting Standard No. 123(R), Stock-Based Payment (“FAS123R”), on January 1, 2006. The 2005 first quarter earnings included the recognition of an after-tax gain of $23.3 million ($0.26 per diluted share) related to the sale of the Company’s ownership interest in the Big Elk Mining Company property, and an after-tax adjustment of $5.6 million ($0.06 per diluted share) resulting from an increase to legal reserves.

“We believe conducting a $50 million stock repurchase at this time, with cash on hand and within the constraints of our debt covenants, represents an attractive investment at today’s stock price,” said Blankenship. The Company reported previously that the Board authorized a $500 million share repurchase program. The Company will consider further share repurchases under this program as the year continues.

Massey produced 10.5 million tons during the quarter, despite the Aracoma longwall mine fire. Inventory at Massey’s resource groups increased by approximately 600,000 tons, as lack of railcars and locomotives delayed committed shipments. “Production capacity continues to grow as our new mines mature and new high productivity equipment is put into service at a variety of our surface mines,” said Blankenship.

1st Quarter Highlights

	1st Qtr. 2006	4th Qtr. 2005	1st Qtr. 2005
Produced tons sold (in millions)	10.1	10.0	10.6
Produced coal revenue ($ in millions)	$475.7	$424.4	$447.9
Produced coal revenue per ton	$46.90	$42.39	$42.07
Average cash cost per ton	$40.69	$36.90	$34.73
EBITDA ($ in millions)	$81.0	$84.4*	$130.2*	*

*	Excluding charges related to the Company’s debt repurchase and exchange offers of $212.4 million.
**	Including a pre-tax gain of $34 million related to the sale of the Company’s ownership interest in the Big Elk Mining Company property, and a pre-tax adjustment of $9.1 million related to an increase to legal reserves.

Coal Market Overview

The Company reported that coal markets remain strong. Economic expansion continues to drive demand for coal in the United States, China, India and elsewhere, but supplies remain constrained due to infrastructure limitations and other factors. Globally, coal accounts for about 40% of the fuel used for electricity generation, but under-investment in coal and the accelerating price of other energy sources contributed to the tightness of supply.1

In the U.S., the Energy Information Administration reported that coal demand reached an all-time high in 2005. Demand from the electric power industry outpaced production growth, which, combined with erratic rail service, resulted in depleting coal stockpiles at utilities.2 In addition to a strong economy, demand for coal is being positively impacted by planned expansion in coal-fired power plants, totaling as much as 91 gigawatts.3 If only one-third of these expansions are completed, it would add an estimated 100 million tons of annual domestic coal demand. Demand for metallurgical coal also continues to be supported by a strong U.S. steel industry and the use of coal for the production of liquid fuels is a potentially significant new coal market.

Railroad transportation service issues continue to restrict the movement of coal. Import infrastructure is currently being expanded, but the cost and availability of rail service inland is expected to limit the growth of imported coal in the U.S. Estimated to grow from approximately 30 million tons in 2005 to 46 million tons in 2025, imports will remain a relatively small piece of America’s energy picture.4

“We believe our position in Central Appalachia will provide us with a unique and continuing opportunity to grow our market share and expand our profit margins,” said Blankenship. The Company believes that declining availability of high Btu, low sulfur steam and metallurgical coal will enhance the pricing of Massey’s coal in the coming years. As Central Appalachia production continues to decline, adequate industry production to meet coal marketplace demand will be increasingly difficult to achieve, making Massey’s coal more valuable. The Central Appalachian region should not suffer from long-term rail service limitations like other coal regions because adequate Eastern U.S. rail capacity is already in place.

“We are relentless in our campaign to control costs,” said Blankenship, “and we remain one of the lowest-cost producers in Central Appalachia.” In addition to the strong marketplace, Massey expects its average price per ton to be further positively impacted by the expiration of below market priced contracts. The Company estimates that its revenue this year will be negatively impacted by over $250 million due to below-market contract pricing and by over $100 million in 2007.

Guidance and Commitments

The Company maintained its 2006 guidance for shipments of between 44 and 47 million tons, with average per ton realizations of approximately $50 and cash costs per ton of between $37 and $40.

In 2007, the Company projects shipments of between 48 and 50 million tons, with average per ton realizations of between $53 and $54 and projected cash costs per ton of between $36 and $39. Sales commitments currently total approximately 33 million tons, with average realization on priced tons of nearly $51 per ton. Commitments include approximately 25 million tons of priced utility and industrial steam coal and 5 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship approximately 10 million tons of metallurgical coal in 2007.

Sales commitments for 2008 currently total over 14 million tons, with an average realization on priced tons of approximately $53 per ton. Commitments included approximately 11 million priced tons (9 million steam coal and 2 million metallurgical coal). Approximately 3 million of the committed tons remain unpriced. Sales commitments for 2009 total over 7 million tons, approximately 3 million of which remain unpriced.

Massey operates a synfuel facility for Appalachian Synfuel, which generates tax credits pursuant to Section 29 of the Internal Revenue Code for its owners. Massey’s synfuel earnings are based on the tax credits earned for its owners. A partial phase out of these credits could reduce Massey’s earnings prior to the expected expiration of the tax credit at the end of 2007. The phase out percentage is based on an inflation factor set by the Internal Revenue Service as applied to the reference price for a barrel of oil. We estimate that the tax credit phase out percentage for 2006 could be between 10% and 50%. At the high range, this phase out could reduce 2006 operating earnings by as much as $12 million.

Accounting Changes

The Company adopted two significant accounting changes on January 1, 2006 that impacted first quarter results. FAS123R was adopted on January 1, 2006 and the Company recorded a cumulative effect of an accounting change of $639,000 (net of tax). For the three months ended March 31, 2006, the Company recognized $2.1 million (pre-tax) in stock option expense.

The Company also adopted Emerging Issues Task Force Issue 04-6 (“EITF 04-6”) on January 1, 2006, which limits accounting for production-related surface mining costs as a component of inventory to those costs associated with extracted or saleable inventories. Surface mining costs associated with work-in-process production are no longer recognized as a component of inventory, but are now recorded as Cost of produced coal revenue, and therefore may result in more volatile earnings due to the difference between the time surface mine costs are incurred and the recognition of revenues (when coal is transported to customers). In accordance with the transition provisions of EITF 04-6, the Company recorded a cumulative effect of an accounting change, reducing retained earnings by $94 million (net of tax) on January 1, 2006.

Liquidity and Capital Resources

Massey ended the first quarter of 2006 with available liquidity of $351.3 million, including $69.3 million available on its asset-based revolving credit facility and $282.0 million in cash. Total debt at the end of the quarter was $1,108.8 million compared to total debt of $1,113.3 million at December 31, 2005.

Massey’s total debt-to-book capitalization ratio decreased to 59.6% at March 31, 2006 from 59.8% at December 31, 2005. The capitalization ratio for December 31, 2005 has been adjusted to reflect the impact of the non-cash adjustment to retained earnings required by the adoption of EITF 04-6 discussed above. After deducting available cash of $282.0 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $721.8 million. Total net debt-to-book capitalization was 48.9% at March 31, 2006, up from 45.0% at December 31, 2005, again due primarily to the accounting rule change.

Capital expenditures totaled $76.3 million in the first quarter of 2006 compared to $86.0 million in the first quarter of 2005, including the buyout of operating leases. During 2006, the Company expects to spend between $260 and $270 million in capital expenditures, excluding estimated operating lease buyouts of $28 million.

Depreciation, depletion and amortization (DD&A) was $56.7 million in the first quarter of 2006 compared to $58.4 million in the first quarter of 2005. DD&A is expected to total between $250 and $260 million for the full year 2006.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

[1]	Merrill Lynch research, Coal: Paper given at McCloskey’s Coal Conference, 4/3/06
[2]	Argus Coal Daily, EIA: 2005 demand outpaced production, 4/11/06
[3]	Credit-Suisse research, U.S. Coal – Why This Story is Far From Over, 4/21/06
[4]	Coal Outlook, Imported coal could impact Central Appalachian producers the most, 4/3/06

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on Friday morning, April 28, 2006, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through May 28, 2006 by dialing 800-642-1687 or 706-645-9291.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31, 2006	March 31 2005
Revenues
Produced coal revenue	$475.7	$447.9
Freight and handling revenue	40.9	37.6
Purchased coal revenue	27.4	35.2
Other revenue	15.5	49.3

Total revenues	559.5	570.0

Costs and expenses
Cost of produced coal revenue	395.2	350.8
Freight and handling costs	40.9	37.6
Cost of purchased coal revenue	22.9	30.0
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	55.8	57.3
Selling, general and administrative	0.9	1.1
Selling, general and administrative	17.5	19.0
Other expense	2.0	2.4

Total costs and expenses	535.2	498.2

Income before interest and taxes	24.3	71.8
Interest income	4.9	1.3
Interest expense	(21.6)	(14.6)

Income before taxes	7.6	58.5
Income tax expense	(1.4)	(7.9)

Income before cumulative effect of accounting change	6.2	50.6
Cumulative effect of accounting change, net of tax	(0.6)	—

Net income	$5.6	$50.6

Income per share - basic:
Income before cumulative effect of accounting change	$0.08	$0.67
Cumulative effect of accounting change	(0.01)	$—

Net income	$0.07	$0.67

Income per share - diluted:
Income before cumulative effect of accounting change	$0.08	$0.59
Cumulative effect of accounting change	(0.01)	—

Net income	$0.07	$0.59

Shares used to calculate income per share:
Basic	81.5	76.1

Diluted	82.1	89.3

EBIT	$24.3	$71.8
EBITDA	$81.0	$130.2

	For the three months ended
	March 31 2006	March 31, 2005
Produced tons sold:
Utility	7.1	7.1
Metallurgical	2.1	2.5
Industrial	0.9	1.0

Total produced tons sold	10.1	10.6

Total tons produced	10.5	11.3

Produced coal revenue per ton sold
Utility	$41.18	$35.57
Metallurgical	$62.44	$56.68
Industrial	$55.33	$51.38
Produced coal revenue per ton sold	$46.90	$42.07

Average cash cost per ton	$40.69	$34.73

Capital expenditures	$76.3	$86.0
Number of employees	5,605	5,278

	March 31, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$282.0	$319.4
Trade and other accounts receivable	195.8	152.6
Inventories	193.2	345.7
Other current assets	202.0	226.8
Net property, plant and equipment	1,744.0	1,715.9
Other noncurrent assets	224.8	226.0

Total assets	$2,841.8	$2,986.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$7.2	$10.7
Other current liabilities	365.8	363.0
Long-term debt	1,101.6	1,102.6
Other noncurrent liabilities	614.2	669.1

Total liabilities	2,088.8	2,145.4

Total stockholders’ equity	753.0	841.0

Total liabilities and stockholders’ equity	$2,841.8	$2,986.4

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three months ended March 31, 2006 as such inclusion would result in antidilution. There was no antidilutive effect for the three months ended March 31, 2005.

Note 2: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended
	March 31, 2006	March 31, 2005	December 31, 2005
Income before interest and taxes	24.3	71.8	(186.2)
Depreciation, depletion and amortization	56.7	58.4	58.2

EBITDA	$81.0	$130.2	$(128.0)

Loss on debt repurchase and exchange offers	—	—	212.4

EBITDA, excluding Loss on debt repurchase and exchange offers	$81.0	$130.2	$84.4

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended
	March 31, 2006		March 31, 2005
	$	per ton	$	per ton
Total costs and expenses	$535.2		$498.2
Less: Freight and handling costs	40.9		37.6
Less: Cost of purchased coal revenue	22.9		30.0
Less: Depreciation, depletion and amortization	56.7		58.4
Less: Other expense	2.0		2.4

Average cash cost	$412.7	$40.69	$369.8	$34.73

Note 4: Certain 2005 amounts have been reclassified to conform with the 2006 presentation.

Note 5: The Company’s debt is comprised of the following:

	March 31, 2006	December 31, 2005
6.785% senior notes due 2013, net of discount	$754.4	$754.3
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	16.6	21.5
Fair value hedge adjustment	(7.5)	(7.8)

Total debt	1,108.8	1,113.3
Less: short-term debt	7.2	10.7

Total long-term debt	$1,101.6	$1,102.6

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	March 31, 2006	December 31, 2005
Long-term debt	$1,101.6	$1,102.6
Plus: Short-term debt	7.2	10.7
Less: Cash and cash equivalents	282.0	319.4
Less: Restricted cash	105.0	105.0

Net debt	$721.8	$688.9

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31, 2006	December 31, 2005
Long-term debt	$1,101.6	$1,102.6
Plus: Short-term debt	7.2	10.7

Total debt (numerator)	1,108.8	1,113.3

Plus: Total stockholders’ equity	753.0	841.0

Book capitalization (denominator)	$1,861.8	$1,954.3

Total debt-to-book capitalization ratio	59.6%	57.0%

Net debt (from Note 6) (numerator)	721.8	688.9
Plus: Total stockholders’ equity	753.0	841.0

Adjusted book capitalization (denominator)	$1,474.8	$1,529.9

Total net debt-to-book capitalization ratio	48.9%	45.0%

Presentation of December 31, 2005 amounts proforma for the reduction to Total stockholders’ equity on January 1, 2006, for the cumulative effect of an accounting change required by EITF 04-6 in the after-tax amount of $93.8 million:

	March 31, 2006	Proforma December 31, 2005
Total debt (numerator)	$1,108.8	$1,113.3
Plus: Total stockholders’ equity	753.0	841.0
Less: Proforma cumulative effect of an accounting change	—	(93.8)

	753.0	747.2

Book capitalization (denominator)	$1,861.8	$1,860.5

Total debt-to-book capitalization ratio	59.6%	59.8%

Net debt (from Note 6) (numerator)	721.8	688.9
Plus: Total stockholders’ equity	753.0	747.2

Adjusted book capitalization (denominator)	$1,474.8	$1,436.1

Total net debt-to-book capitalization ratio	48.9%	48.0%